EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-1836, 33-26267, 333-01413, 333-45768, and 333-105951 of Flexsteel Industries,
Inc. on Form S-8 of our report dated October 28, 2003 relating to the consolidated financial statements of DMI Furniture, Inc. and subsidiary as of August 30, 2003 and August 31, 2002 and for each of the three years in the period ended August 30, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the sale of DMI Furniture, Inc. and subsidiary pursuant to a purchase agreement dated August 12, 2003) appearing in this Amendment No. 2 to Current Report on Form 8-K/A of Flexsteel Industries, Inc. dated November 13, 2003.


DELOITTE & TOUCHE LLP

Louisville, Kentucky
November 13, 2003


























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